Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Third Quarter Earnings; Declares 2-for-1 Stock Split

•                  Net earnings per share for the quarter up 6.4 percent to a record $1.00

•                  Record operating results driven by solid professional segment performance

•                  Board of Directors declares two-for-one-stock split

BLOOMINGTON, Minn. (August 18, 2016) — The Toro Company (NYSE: TTC) today reported net earnings of $55.8 million, or $1.00 per share, on net sales of $601 million, a decrease of 1.4 percent, for its fiscal third quarter ended July 29, 2016. In the comparable fiscal 2015 period, the company delivered net earnings of $53.3 million, or $0.94 per share, on net sales of $609.6 million.

For the first nine months, Toro reported net earnings of $200.8 million, or $3.58 per share, on a net sales increase of 0.7 percent to $1.924 billion.  In the comparable fiscal 2015 period, the company posted net earnings of $178 million, or $3.13 per share, on net sales of $1.910 billion.

“In spite of challenging weather and currency conditions and the resulting impact on our revenues, we are pleased to deliver another solid quarter achieving record earnings.  The strong performance within our professional businesses driven by new product introductions and outstanding execution by the team, fueled growth in that segment for the quarter,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “We see positive momentum in our golf equipment and irrigation businesses as we gain share in key markets.  Additionally, our specialty construction and rental businesses are experiencing solid growth and are benefitting from new product introductions like the Dingo® TX 1000 compact utility loader.”

“With mixed consumer retail activity in the quarter, as was felt across the industry, we were encouraged by overall retail demand for our walk power and zero turn riding mower products during the summer months,” said Hoffman.  “We performed well despite sluggish sales in certain regions that experienced challenging weather conditions.”

“With the fourth quarter underway, we continue to see positive retail sales across our businesses.  Additionally, in our snow and ice management businesses, we are well positioned with new innovative products as the preseason begins.  I would like to take this opportunity to thank our worldwide employees and channel partners for their hard work and dedication.  It is their tireless commitment to excellence that drives the company’s steady performance.”

The company is narrowing its full-year earnings outlook to about $3.95 to $4.00 per share.  Full-year revenue growth expectations for fiscal 2016 have also been narrowed to flat to up 1 percent.

Toro also announced today that its Board of Directors has declared a two-for-one split of the company’s common stock, which will be effected in the form of a 100 percent stock dividend.  The stock dividend will be distributed on September 16, 2016 to shareholders of record as of September 1, 2016.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the third quarter totaled $427.8 million, up 1.4 percent from $422 million in the same period last year. For the first nine months, professional segment net sales were $1.362 billion, up 3.6 percent from the comparable fiscal 2015 period. Momentum generated in our golf equipment and irrigation businesses produced positive results for the quarter and the year.  Additionally, continued demand for products such as our Dingo TX 1000 compact utility loader in both the rental and specialty construction businesses contributed to the growth for both periods.  For the quarter, these gains were offset by lower channel demand for our landscape contractor equipment.

•                  Professional segment earnings for the third quarter totaled $89.1 million, up 8.3 percent from $82.3 million in the same period last year. For the first nine months, professional segment earnings were $292.3 million, up 13.0 percent from $258.7 million in the comparable fiscal 2015 period.

Residential

•                  Residential segment net sales for the third quarter were $167.8 million, down 4.6 percent from $176 million in the same period last year. For the first nine months, residential segment net sales were $550.3 million, down 4.9 percent from the comparable fiscal 2015 period. The sales decline for the quarter was due primarily to reduced worldwide channel demand for walk power and riding mowers.  The decrease was somewhat offset by higher shipments of snow products in the quarter.  Decreased worldwide sales of zero turn riding mowers and snow product contributed to the decline for the year.

•                  Residential segment earnings for the third quarter were $12.8 million, down 37.9 percent from $20.6 million from the same period last year. For the first nine months, residential segment earnings were $64.5 million, down 6.7 percent from the comparable fiscal 2015 period.

OPERATING RESULTS

Gross margin as a percent of sales for the third quarter was 36.0 percent, an increase of 50 basis points from the same period last year. The increase was primarily due to favorable commodities, enhanced productivity and segment mix. For the first nine months, gross margin as a percent of sales was 36.5 percent, an increase of 160 basis points from the same period last year, also primarily due to favorable commodities, enhanced productivity and segment mix.  These gains were offset by the impact of unfavorable currency exchange rates in both periods.

Selling, general and administrative (SG&A) expense as a percent of sales for the third quarter was 22.4 percent, a decrease of 10 basis points from the same period last year. For the first nine months, SG&A expense as a percent of sales was 21.4 percent, an increase of 20 basis points from the comparable period last year.

Operating earnings as a percent of sales for the third quarter was 13.6 percent, an increase of 60 basis points from the comparable period last year. Operating earnings as a percent of sales for the first nine months was 15.1 percent, an increase of 140 basis points from the same period last year.

The effective tax rate for the third quarter was 30.9 percent, compared to 31.3 percent last year. For the first nine months, the effective tax rate was 30.5 percent, compared to 30.4 percent in the same period last year.

Accounts receivable at the end of the third quarter totaled $202.4 million, down 11.2 percent compared to last year. Net inventories were $327.1 million, down 6.6 percent and trade payables were $172.2 million, up 1.3 percent compared to the same period last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2015, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL

August 18, 2016 at 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 18, 2016. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability, tax policies in the countries in which we manufacture or sell our products, and implications of the United Kingdom’s vote to exit the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including our acquisition of the BOSS® professional snow and ice management business; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, conflict mineral disclosure, taxation, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 29,	July 31,	July 29,	July 31,
	2016	2015	2016	2015
Net sales	$600,980	$609,615	$1,923,819	$1,910,068
Gross profit	216,617	216,390	702,458	667,361
Gross profit percent	36.0%	35.5%	36.5%	34.9%
Selling, general, and administrative expense	134,664	136,985	411,576	405,079
Operating earnings	81,953	79,405	290,882	262,282
Interest expense	(4,646)	(4,587)	(14,021)	(14,071)
Other income, net	3,480	2,798	11,865	7,515
Earnings before income taxes	80,787	77,616	288,726	255,726
Provision for income taxes	24,965	24,292	87,962	77,689
Net earnings	$55,822	$53,324	$200,764	$178,037

Basic net earnings per share of common stock	$1.02	$0.96	$3.65	$3.19

Diluted net earnings per share of common stock	$1.00	$0.94	$3.58	$3.13

Weighted-average number of shares of common stock outstanding — Basic	54,983	55,310	54,973	55,739

Weighted-average number of shares of common stock outstanding — Diluted	56,056	56,552	56,077	56,953

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 29,	July 31,	July 29,	July 31,
Segment Net Sales	2016	2015	2016	2015
Professional	$427,784	$421,994	$1,361,829	$1,314,474
Residential	167,815	175,977	550,330	578,587
Other	5,381	11,644	11,660	17,007
Total*	$600,980	$609,615	$1,923,819	$1,910,068

*Includes international sales of:	$126,993	$136,626	$450,577	$474,911

	Three Months Ended		Nine Months Ended
	July 29,	July 31,	July 29,	July 31,
Segment Earnings (Loss) Before Income Taxes	2016	2015	2016	2015
Professional	$89,096	$82,253	$292,311	$258,727
Residential	12,767	20,566	64,494	69,131
Other	(21,076)	(25,203)	(68,079)	(72,132)
Total	$80,787	$77,616	$288,726	$255,726

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	July 29,	July 31,
	2016	2015
ASSETS
Cash and cash equivalents	$277,243	$110,335
Receivables, net	202,389	227,806
Inventories, net	327,114	350,194
Prepaid expenses and other current assets	39,658	39,743
Deferred income taxes	39,062	43,339
Total current assets	885,466	771,417

Property, plant, and equipment, net	220,876	220,322
Long-term deferred income taxes	26,154	26,364
Goodwill and other assets, net	334,966	341,848
Total assets	$1,467,462	$1,359,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$22,627	$23,279
Short-term debt	—	5,189
Accounts payable	172,156	169,927
Accrued liabilities	318,628	300,576
Total current liabilities	513,411	498,971

Long-term debt, less current portion	334,658	358,053
Deferred revenue	11,958	11,324
Other long-term liabilities	29,585	26,430
Total stockholders’ equity	577,850	465,173
Total liabilities and stockholders’ equity	$1,467,462	$1,359,951

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	July 29,	July 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$200,764	$178,037
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(7,302)	(6,223)
Provision for depreciation, amortization, and impairment loss	46,332	45,944
Stock-based compensation expense	7,723	7,815
Decrease/(increase) in deferred income taxes	256	(2,096)
Other	(464)	(67)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(23,699)	(74,916)
Inventories, net	3,428	(67,902)
Prepaid expenses and other assets	(2,108)	(5,563)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	63,977	92,985
Net cash provided by/(used in) operating activities	288,907	168,014

Cash flows from investing activities:
Purchases of property, plant, and equipment	(34,601)	(37,544)
Proceeds from asset disposals	232	77
Distributions from finance affiliate, net	3,594	1,928
Proceeds from sale of a business	1,500	—
Acquisitions, net of cash acquired	—	(198,329)
Net cash provided by/(used in) investing activities	(29,275)	(233,868)

Cash flows from financing activities:
Repayments of short-term debt	(1,161)	(16,283)
(Repayments of)/increase in long-term debt	(20,713)	(3,831)
Excess tax benefits from stock-based awards	15,078	7,808
Proceeds from exercise of stock options	19,691	8,615
Purchases of Toro common stock	(69,189)	(90,993)
Dividends paid on Toro common stock	(49,488)	(41,794)
Net cash provided by/(used in) financing activities	(105,782)	(136,478)

Effect of exchange rates on cash and cash equivalents	(2,882)	(2,206)

Net increase/(decrease) in cash and cash equivalents	150,968	(204,538)
Cash and cash equivalents as of the beginning of the fiscal period	126,275	314,873
Cash and cash equivalents as of the end of the fiscal period	$277,243	$110,335

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